Exhibit 99.1

EverQuote Announces Second Quarter 2019 Financial Results

•	Revenue Increased 35% Year-Over-Year to $55.7 Million

•	Automotive Revenue Grew 40% Year-Over-Year to $49.8 Million

•	Successfully Launched New Health and Renters Insurance Verticals

CAMBRIDGE, Mass., August 5, 2019 — EverQuote, Inc. (“EverQuote” or “the Company”), a leading online insurance marketplace in the U.S. connecting consumers with insurance providers, today announced financial results for the second quarter ended June 30, 2019.

“We are pleased to report a strong second quarter across all our key financial metrics, including: revenue and variable marketing margin,” said Seth Birnbaum, CEO and Co-Founder of EverQuote. “In the second quarter we reported total revenue growth of 35%, driven by broad based momentum and the strength of our data driven marketplace. We are laser focused on our mission, key initiatives and growth levers: expanding consumer demand, growing provider budget, increasing consumer-provider engagement and adding new verticals, including the successful launch of renters and health insurance in the quarter.

“During the quarter, EverQuote benefitted from solid execution combined with increasing momentum in industry trends, the continued secular shift of insurance online and strength in the auto vertical.

“As we look to the remainder of 2019, we are making progress on our goal to be the largest source of insurance policies online by expanding the value we deliver to consumers and providers via new and improved product experiences. Based on our strong second quarter results and positive momentum, we are increasing our guidance for the full year 2019,” concluded Mr. Birnbaum.

Second Quarter 2019 Financial Highlights:

(All comparisons are relative to the second quarter of 2018):

•	Total revenue of $55.7 million, an increase of 35% driven by strength in consumer quote request volume.

•	Automotive insurance vertical revenue of $49.8 million, an increase of 40%.

•	Revenue from our other insurance verticals, which includes home, life and our newly launched health and renters insurance, increased to $5.9 million.

•	Variable Marketing Margin of $16.7 million, an increase of 38%.

•	GAAP net loss of $2.0 million, compared to a GAAP net loss of $1.7 million.

•	Adjusted EBITDA of $1.6 million, compared to $(0.6) million.

Second Quarter 2019 Business Highlights:

(All comparisons are relative to the second quarter of 2018):

•	The Company successfully launched new health and renters insurance verticals.

•	The Company’s direct business increased to 93% of revenue.

•	EverQuote added 11 new and 1 expanded partial technology integrations with providers.

•	The Company’s distribution growth and traffic optimization initiatives led to a 50% increase in quote requests.

Third Quarter and Full-Year 2019 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Third quarter 2019:

•	Revenue of $57.0–$59.0 million.

•	Variable Marketing Margin of $17.0–$18.0 million.

•	Adjusted EBITDA in the range of $1.0–$2.0 million.

Full year 2019

•	Revenue of $215.0–$219.0 million, an increase from our previous range of $197.0–$203.0 million.

•	Variable Marketing Margin of $62.5–$64.5 million, an increase from our previous range of $55.5–$58.5 million.

•	Adjusted EBITDA in the range of $1.0–$2.5 million, an improvement to our previous range of $(3.0)–$(1.0) million.

With respect to the Company’s expectations under “Third Quarter and Full Year 2019 Guidance” above, the Company has not reconciled the non-GAAP measure adjusted EBITDA to the GAAP measure net loss in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, interest income and expense, and the provision for (benefit from) income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of adjusted EBITDA to GAAP net loss. In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its second quarter 2019 financial results and outlook at 4:30 p.m. Eastern Time today, August 5, 2019. To access the conference call, dial (877) 273-5005 for the U.S. or Canada, or (647) 689-5410 for international callers and provide conference ID 4786325. The webcast will be available live on the Investors section of the Company’s website at https://investors.everquote.com.

An audio replay of the call will also be available to investors beginning at approximately 6:30 p.m. Eastern Time on August 5, 2019, until 11:59 p.m. Eastern Time on August 12, 2019, by dialing (800) 585-8367 for the U.S. or Canada, or (416) 621-4642 for international callers, and entering passcode 4786325. In addition, an archived webcast will be available on the Investors section of the Company’s website at: https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words

“anticipates,” “believes,” “expects,” “plans,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (4) the Company’s ability to maintain and build its brand; (5) the Company’s reliance on its third-party service providers; (6) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (7) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (8) the Company’s expected use of proceeds from its initial public offering; and (9) other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace in the U.S., connecting consumers with insurance providers. The company’s data & technology platform matches and connects consumers seeking to purchase insurance with relevant options from the company’s broad direct network of insurance providers, saving consumers and providers time and money. EverQuote was founded with the vision of applying a scientific, data-driven approach to help consumers find the best price and coverage for their individual insurance needs.

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands except per share)
Revenue	$55,667	$41,092	$107,900	$81,822

Cost and operating expenses(1):
Cost of revenue	3,504	2,873	7,170	5,488
Sales and marketing	45,524	34,932	90,146	69,955
Research and development	4,404	3,181	9,089	5,795
General and administrative	4,481	1,733	8,307	3,446

Total cost and operating expenses	57,913	42,719	114,712	84,684

Loss from operations	(2,246)	(1,627)	(6,812)	(2,862)
Other income (expense):
Interest income (expense), net	184	(103)	368	(196)
Other income	88	—	88	—

Total other income (expense), net	272	(103)	456	(196)

Net loss	(1,974)	(1,730)	(6,356)	(3,058)
Accretion of redeemable convertible preferred stock to redemption value	—	(26,402)	—	(37,415)

Net loss attributable to common stockholders	$(1,974)	$(28,132)	$(6,356)	$(40,473)

Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(3.10)	$(0.25)	$(4.55)

Weighted average common shares outstanding, basic and diluted	25,579	9,085	25,437	8,897

(1) Amounts include stock-based compensation expense, as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Cost of revenue	$87	$10	$87	$17
Sales and marketing	891	400	1,685	670
Research and development	979	168	1,853	292
General and administrative	1,281	145	2,363	311

	$3,238	$723	$5,988	$1,290

EVERQUOTE, INC.

BALANCE SHEET DATA

	June 30,	December 31,
	2019	2018
	(in thousands)
Cash and cash equivalents	$37,123	$41,634
Working capital	39,131	39,185
Total assets	68,442	65,746
Total liabilities	24,743	22,562
Total stockholders’ equity	43,699	43,184

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2019	2018
	(in thousands)
Cash flows from operating activities:
Net loss	$(6,356)	$(3,058)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,005	612
Stock-based compensation expense	5,988	1,290
Noncash interest expense	—	14
Provision for bad debt	422	—
Deferred rent	(22)	325
Changes in operating assets and liabilities:
Accounts receivable	(7,109)	(3,025)
Prepaid expenses and other current assets	27	(1,379)
Accounts payable	1,529	3,193
Accrued expenses and other current liabilities	353	863
Deferred revenue	321	166

Net cash used in operating activities	(3,842)	(999)

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(1,552)	(1,395)

Net cash used in investing activities	(1,552)	(1,395)

Cash flows from financing activities:
Proceeds from exercise of stock options	883	577
Proceeds from borrowings on line of credit	—	22,729
Repayments of borrowings on line of credit	—	(17,746)
Repayments of term loan	—	(2,625)
Payments of initial public offering costs	—	(522)

Net cash provided by financing activities	883	2,413

Net increase (decrease) in cash, cash equivalents and restricted cash	(4,511)	19
Cash, cash equivalents and restricted cash at beginning of period	41,884	2,613

Cash, cash equivalents and restricted cash at end of period	$37,373	$2,632

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended June 30,		Change
	2019	2018	%
	(in thousands)
Automotive	$49,788	$35,509	40.2%
Other	5,879	5,583	5.3%

Total Revenue	$55,667	$41,092	35.5%

	Six Months Ended June 30,		Change
	2019	2018	%
	(in thousands)
Automotive	$94,802	$71,434	32.7%
Other	13,098	10,388	26.1%

Total Revenue	$107,900	$81,822	31.9%

Other financial and non-financial metrics:

	Three Months Ended June 30,		Change
	2019	2018	%
	(in thousands)
Loss from operations	$(2,246)	$(1,627)	38.0%
Net loss	$(1,974)	$(1,730)	14.1%
Quote requests	4,519	3,018	49.7%
Variable Marketing Margin(1)	$16,702	$12,146	37.5%
Adjusted EBITDA(2)	$1,604	$(586)	-373.7%

	Six Months Ended June 30,		Change
	2019	2018	%
	(in thousands)
Loss from operations	$(6,812)	$(2,862)	138.0%
Net loss	$(6,356)	$(3,058)	107.8%
Quote requests	8,632	6,475	33.3%
Variable Marketing Margin(1)	$30,568	$23,284	31.3%
Adjusted EBITDA(2)	$269	$(960)	-128.0%

(1)

Beginning in the first quarter of 2019, we revised our definition of variable marketing margin, or VMM, as revenue, as reported in our statements of operations and comprehensive loss, less advertising costs (a component of sales and marketing expense, as reported in our statements of operations and comprehensive loss). We use VMM to measure the efficiency of individual advertising and consumer acquisition sources and to make trade-off decisions to manage our return on advertising. Under our previous definition of VMM, our VMM for the three months and six months ended June 30, 2018 was $12.8 million and $24.5 million, respectively, as advertising costs used in our previously defined VMM calculation excluded advertising costs related to our EverDrive app and advertising costs not related to obtaining quote requests.

(2)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

EVERQUOTE, INC.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented adjusted EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; interest income and interest expense; and the provision for (benefit from) income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net loss	$(1,974)	$(1,730)	$(6,356)	$(3,058)
Stock-based compensation	3,238	723	5,988	1,290
Depreciation and amortization	524	318	1,005	612
Interest (income) expense, net	(184)	103	(368)	196

Adjusted EBITDA	$1,604	$(586)	$269	$(960)

Investor Relations Contact:

Allise Furlani

The Blueshirt Group

212-331-8433

allise@blueshirtgroup.com

SOURCE: EverQuote, Inc.